Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Westwood Holdings Group, Inc. on Form 10-K for the year ended December 31, 2010, which are incorporated by reference in this registration statement. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Westwood Holdings Group, Inc. on Form S-8.

/s/ GRANT THORNTON LLP

Dallas, Texas

July 21, 2011